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                      Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Regular and Institutional Services Prospectuses and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 19, 1998, relating to the financial statements and financial highlights of Bernstein International Value Portfolio (referred to as Bernstein Tax-Managed International Value Portfolio in the Registration Statement), Bernstein Emerging Markets Value Portfolio, Bernstein Intermediate Duration Portfolio, Bernstein Short Duration Plus Portfolio, Bernstein Government Short Duration Portfolio, Bernstein Diversified Municipal Portfolio, Bernstein California Municipal Portfolio, Bernstein New York Municipal Portfolio, Bernstein Short Duration Diversified Municipal Portfolio, Bernstein Short Duration California Municipal Portfolio, Bernstein Short Duration New York Municipal Portfolio, constituting the eleven portfolios of Sanford C. Bernstein Fund, Inc., appearing in the September 30, 1998 Annual Reports to Shareholders of Sanford C. Bernstein Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Legal Counsel" in such Prospectuses and under the heading "Custodian, Transfer Agent, Independent Accountants and Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York  10036


November 19, 1998